Exhibit 99.1

ENERJEX RESOURCES CONFIRMS INITIAL RESPONSE FROM

SECONDARY RECOVERY EFFORTS AT BLACK OAKS FIELD

Company expects to commence Phase II of its

development plan in the second half of 2008

OVERLAND PARK, KAN. (March 18, 2008) – EnerJex Resources, Inc. (OTCBB: EJXR) has released an operations update on its Black Oaks Field project, a 1,980 acre property.

EnerJex acquired this field in April of 2007 at a time when the field was producing an average of 31 barrels of oil per day (BOPD).  The acquisition was completed based upon the anticipation that a combination of in-fill drilling and secondary enhancement techniques could dramatically increase the average production and ultimate oil recovery from this property.

Phase I of the Black Oaks Field development plan commenced in April of 2007, with the drilling of 44 in-fill wells.  In August of 2007, EnerJex began injecting water into the first five water injection wells at a rate of 50 barrels of water per day per well. This pilot program was expanded so that by March 1, 2008, EnerJex was injecting 200 barrels of water per day per well.  The rate of water injection pressure in these five pilot wells all started on vacuum and has increased to between 120 and 180 pounds per square inch (psi).  Three adjacent producing wells have increased oil production from an aggregate of three barrels per day to 15 barrels per day since January 15, 2008.  “We believe this indicates an initial response to our secondary recovery project. We are very pleased with these initial results, and plan to continue to aggressively expand this project long term,” stated Steve Cochennet, CEO of EnerJex.

Field-wide production has increased to an average of 117 BOPD from a level of 31 BOPD per day when the field was acquired in April 2007.

Based upon these results, EnerJex anticipates commencing Phase II of its development plan in the second half of 2008, which would include the drilling of 28 additional water injection wells, targeting water injection rates that will eventually increase to 300 barrels of water per day per well.  There are 23 producer wells projected to be added in Phase II.

EnerJex also has an option to develop the Nickel Town Field, a 2,100 acre property in the same area. The Nickel Town Field development plan is anticipated to progress in a similar manner to the Black Oaks Field project.

Mr. Cochennet commented, “Beginning to see an initial secondary response at Black Oaks is a major step toward increasing our level of confidence about the upside potential in the Black Oaks/Nickel Town fields.  In order to extrapolate the potential value of the Black Oaks/Nickel Town project, we engaged a third party engineer in August of 2007 to assess the long term potential and the possible contribution to EnerJex.  The initial response is consistent with the opinion we received.

About EnerJex Resources, Inc.:

EnerJex is an oil and natural gas acquisition, exploration and development company. Operations, conducted through EnerJex Kansas, Inc. (formerly Midwest Energy Inc.) and DD Energy, Inc., its wholly-owned operating subsidiaries, are primarily focused in the Eastern Kansas and mid continent region of the United States.

EnerJex acquires oil and natural gas assets that have existing production and cash flows. Once acquired, EnerJex implements an exploration and development program to accelerate the recovery of the existing oil and natural gas reserves as well as to explore for additional reserves.

More information on EnerJex and its operations can be found on its website: www.EnerJexResources.com.

Readers are urged to review EnerJex’s third quarter Form 10-QSB, available on the SEC's website (www.sec.gov), for a discussion of EnerJex’s results of operations and review the third quarter 2007 financial statements.

Forward Looking Statements:

The statements in this press release regarding any implied or perceived benefits from existing oil and gas field properties, actual proven and probable reserves and revenues to be derived from the reserves, plans to drill additional oil and gas wells, anticipated oil and gas revenues, number of potential drillable locations, the acquisition of additional oil or gas leases, maintaining mineral lease rights, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, whether the initial response to waterflooding will be sustained, the continued production of oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of the oil field and properties, price of oil or gas, marketing and sales of produced minerals, estimates made in evaluating proven or probable reserves, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, the ability to manage and continue growth, lack of performance by counterparties, the inability to deliver quantities under swaps at times when market prices are above our fixed price. Should the company enter into a hedge agreement, there may be the need to fund a margin account and margin calls.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents it files from time to time with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Cautionary Note to U.S. Investors:

The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves as defined in Rule 4-10(a) of Regulation

S-X. EnerJex uses certain terms herein, such as probable reserves, which the SEC's guidelines strictly prohibit EnerJex from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-KSB (File No. 000-30234), Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, available from EnerJex at 7300 W. 110th, 7th Floor, Overland Park, Kansas 66210. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or on the SEC's website at www.sec.gov.

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For further information contact:

Dede Jones, Director of Finance

913-693-4600 or djones@enerjexresources.com

Or

Debbie Hagen, Investor Relations

913-642-3715 or dhagen@hagenandpartners.com

Or

Tony Schor or Lindsay Kenoe

Investor Awareness, Inc.

847-945-2222

www.investorawareness.com